EXHIBIT 23.1
INDEPENDENT AUDITORS’ CONSENT
We consent to the incorporation by reference in Registration Statement Nos. 333-128615, 333-107555, 333-101569, 333-86595, 333-65721, 333-40697, and 333-34677, of Pacific Sunwear of California, Inc. on Form S-8 of our reports dated March 28, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment), relating to the financial statements and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Pacific Sunwear of California, Inc. for the year ended February 3, 2007.
/s/ DELOITTE & TOUCHE LLP
Costa Mesa, California
March 28, 2007